Exhibit 3.1

Filed in the Office of	Business Number
C33679-1999
/s/ Barbara K. Cegavske	Filing Number
Secretary	20190060570
State Of Nevada	Filed On
7/25/2019 10:53:00 AM
Number of Pages
1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

Jerrick Media Holdings, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

300,000,000 shares of common stock, $0.001 par value per share. 20,000,000 shares of preferred stock, $0.001 par value per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

15,000,000 shares of common stock, $0.001 par value per share. 20,000,000 shares of preferred stock, $0.001 par value per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation will issue one share of common stock for every twenty shares of common stock issued and outstanding immediately prior to the effective date and time of change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

The corporation will issue the necessary additional fraction of a share of common stock to increase the fraction of a share of common stock a holder of common stock would otherwise receive to a full share.

7. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

Chief Executive Officer
Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split
Revised: 1-5-15